Motorsports Emporium Divests Itself of its Gaming Subsidiary

         - Company Sheds Unprofitable Gaming Operation and Liabilities -

SCOTTSDALE, Ariz.--Dec. 21, 2004--David Keaveney, CEO of Motorsports Emporium, Inc. (OTCBB:MSEP), announced today that it has completed divested itself - itself of its gaming subsidiary and related gaming assets and liabilities thereby repositioning its balance sheet for new growth opportunities as it accelerates into the Motor Sports industry through its operating subsidiary Scottsdale Diecast and its premier website www.ScaleCars.com.

The company's wholly-owned subsidiary, Ten Stix Gaming Inc., assumed all gaming related assets and liabilities of the parent company and was transferred to Thomas Sawyer and Tony Cranford, e effective December 20.

David Keaveney, commented, "Since my appointment as CEO in late September 2004, I immediately began reengineering the company's business model to focus on the high growth motor sports industry by seeking acquisition candidates that could bring solid revenue results and much needed positive cash flow while casting off the unprofitable gaming business."

Keaveney continued, "Today I am happy to say that we have completed the initial steps of our strategic plan by spinning off our gaming subsidiary to former management and by the asset acquisition of Scalecars.com from former Ferrari race driver, Ron Adams. We will end the fiscal year on December 31 with a new direction, a stronger balance sheet and a motor sports business targeted to increase revenues to the $1,000,000 to $5,000,000 range as we accelerate our operations thru strategic acquisitions and ventures to include trackside events, sponsorship programs, product distribution and partnerships."


About Motorsports Emporium

Motorsports Emporium, Inc. (OTCBB:MSEP) is a fast track new company in the Motor Sports industry targeting amateur and professional motor enthusiasts who take pride in displaying models of their cars, participating in car events and enhancing their driving pleasure.

For further information about Motorsports Emporium, Inc. or ScaleCars.com contact David Keaveney at 480-556-0821, via e-mail at david@scalecars.com or to purchase products click on www.scalecars.com.

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.